Exhibit 99.1

MEDIA CONTACT:
Beth Drummey
Marketing & Corporate Communications Manager
Bank of Marin
415-763-4529 | bethdrummey@bankofmarin.com

Bank of Marin Bancorp Temporarily Suspends Share Repurchase Program

NOVATO, CA - (March 24, 2020) - Bank of Marin Bancorp (Nasdaq: BMRC) announced a decision made by its Board of Directors on March 20, 2020 to suspend its share repurchase program indefinitely.

“This is not a cancellation of our share repurchase program but a precautionary suspension in response to the ongoing COVID-19 pandemic,” said Brian Sobel, Chairman of the Board. “We will monitor the situation closely and reinstitute the program when the Board believes it is appropriate. Bank of Marin’s current capital position remains strong.”

On January 24, 2020, the Bancorp Board of Directors approved a Share Repurchase Program under which Bancorp may repurchase up to $25.0 million of its outstanding common stock through February 28, 2022.

According to Russell A. Colombo, President and Chief Executive Officer, “Our priority at this time is to support our customers and communities as they weather this storm. This suspension allows us to focus our significant resources on that important objective.”

About Bank of Marin Bancorp
Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of
Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in the San Francisco Bay Area, with assets of $2.7 billion, Bank of Marin has 22 branches, 5 commercial banking offices and 1 loan production office located across the North Bay, San Francisco and East Bay regions. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements
This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, natural disasters (such as COVID-19, wildfires and earthquakes), general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation (including the Tax Cuts & Jobs Act of 2017), interruptions of utility service in our markets for sustained periods, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.